Exhibit 10.2

AMENDED AND RESTATED PROMISSORY NOTE

Date of Note:	May 10, 2019

Principal Amount:	$7,512,500

Maturity Date:	October 6, 2020

This AMENDED AND RESTATED PROMISSORY NOTE (this “Note”) is effective as of May [__], 2019, by and between MOBIQUITY TECHNOLOGIES, INC., a New York corporation, having an address at 35 Torrington Lane, Shoreham, New York 11786 (the “Maker”) and DEEPANKAR KATYAL, an individual having an address at 5447 31st Ave SW, Suite 100, Seattle, Washington 98126 (the “Payee”), in his capacity as the representative of (i) the pre-Closing (as defined in the Merger Agreement) members of Advangelists, LLC (“AVNG”) and (ii) the other recipients (the “Consultants”) of value under this Note (collectively the persons that constitute (i) and (ii) above shall be referred to herein as the “Recipients”), and amends, restates, supersedes and replaces in its entirety that certain Promissory Note (the “Original Note”) made by Glen Eagles Acquisition LP (the “Original Maker”) in favor of Payee, dated December 6, 2018, in the original principal amount of Nine Million Five Hundred Thousand Dollars ($9,500,000), as may have been amended from time to time. The Original Note shall cease to be of any further force or effect upon the execution and delivery of this Note.

RECITALS

WHEREAS, the Original Maker executed the Original Note in the aggregate principal amount of Nine Million Five Hundred Thousand Dollars ($9,500,000), of which $2,025,000 has been repaid as of the date hereof;

WHEREAS, the Original Note was delivered pursuant to that certain Agreement and Plan of Merger, dated November 20, 2018, as amended on December 6, 2018, by and among Maker, the Original Maker, AVNG Acquisition Sub, LLC, AVNG, and Payee (the “Merger Agreement”) and represents the obligations to make the installment payments on the Cash Consideration (as defined in the Merger Agreement).

WHEREAS, pursuant to the terms of an Assignment and Assumption Agreement, dated as of May 8, 2019 (the “GEAL/Gopher Assignment”), by and between the Original Maker and Gopher Protocol, Inc. (“Gopher”), the Original Maker assigned all of its rights, titles and interests in, to and arising under the Original Note to Gopher, and Gopher assumed all of the Original Maker’s obligations arising under the Original Note arising on and after the effective date of the GEAL/Gopher Assignment;

WHEREAS, pursuant to the terms of an Assignment and Assumption Agreement, dated as of May 8, 2019 (the “Gopher/Maker Assignment”), by and between Gopher and Maker, Gopher assigned all of its rights, titles and interests in, to and arising under the Original Note to Maker, and Maker assumed all of Gopher’s obligations arising under the Original Note arising on and after the effective date of the Gopher/Maker Assignment;

WHEREAS, Maker and Payee desire to amend, restate, supersede and replace the Original Note in its entirety in order to amend the repayment terms of the Note Amount (as defined below)

NOW THEREFORE, FOR VALUE RECEIVED, the undersigned Maker hereby unconditionally covenants and promises to pay to the order of Payee, at such addresses, or at such other places as the Payee itself may from time to time designate in writing, in immediately available and good funds, the principal amount of Seven Million Five Hundred twelve Thousand and five hundred Dollars ($7,512,500) together with interest from the Date of Note (set forth above) on the unpaid principal balance at a rate equal to 1.5% per annum, computed on the basis of the actual number of days elapsed, a year of 365 days, and compounded annually (the “Note Amount”).

1

Maker shall pay to the Payee the Note Amount as follows:

(a)                 First, Maker shall pay to Payee six (6) equal consecutive monthly installments of Two Hundred Fifty Thousand Dollars ($250,000.00), commencing on May 15, 2019 and on the 6th day of each month thereafter, ending on October 6, 2019.

(b)                 Provided that the Note is not paid in full pursuant to paragraphs (c) or (d) below, Maker shall pay to Payee One Million Five Hundred Thousand ($1,500,000.00) on December 6, 2019 (the “Lump Sum Payment”).

(c)                 If, after the Date of Note, the Maker consummates a Qualified Financing (as defined below), then Maker shall pay to Payee upon the closing of such Qualified Financing an amount equal to the then outstanding balance of this Note.

(d)                 If, after the Date of Note, the Maker consummates a Non-qualified Financing (as defined below), then Maker shall pay to Payee, upon the closing of such Non-qualified Financing, no less than 75% of the net amount raised in such Non-qualified Financing (such payment not to exceed the then outstanding balance of this Note) (the “75% Payment”). In the event that there remains an outstanding balance on this Note after the payment of the 75% Payment, then Maker shall pay to Payee equal consecutive monthly installments of Five Hundred Thousand Dollars ($500,000.00) commencing on November 6, 2019 and on the 6th day of each month thereafter until the outstanding balance on this Note is paid in full.

(e)                 In the event that Maker does not consummate a Qualified Financing, Maker shall pay to Payee equal consecutive monthly installments of Five Hundred Thousand Dollars ($500,000.00) commencing on November 6, 2019 and on the 6th day of each month thereafter until the outstanding balance on this Note is paid in full.

Notwithstanding anything contained herein, if the 6th day of any month in which a payment is due is not a business day when banks are open in New York, New York, or any other place for payment that the Payee designates, payment will be due on the next business day.

For purposes of this Note, a “Qualified Financing” shall mean a transaction or series of transactions completed after the date hereof pursuant to which Maker issues and sells (i) shares of its common stock, preferred stock, or other equity securities, and/or (ii) debt securities or other debt instruments (excluding any credit facility or line of credit primarily for working capital purposes) for an aggregate amount of $10,000,000 or more with the principal purpose of raising capital. For purposes of this Note, a “Non-qualified Financing” shall mean a transaction or series of transactions completed after the date hereof pursuant to which Maker issues and sells (i) shares of its common stock, preferred stock, or other equity securities, and/or (ii) debt securities or other debt instruments (excluding any credit facility or line of credit primarily for working capital purposes) for an aggregate amount of less than $10,000,000 with the principal purpose of raising capital.

Notwithstanding anything contained herein, the entire outstanding balance of the Note Amount shall be due and payable on or before September 6, 2020 (the “Maturity Date”). In addition, notwithstanding anything contained herein, the Note Amount may be prepaid in whole or in part without premium or penalty at any time at the Maker’s sole discretion.

Notwithstanding anything to the contrary contained in this Note, any rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law.

2

It is expressly agreed that, unless waived by Payee, an “Event of Default” hereunder shall occur if any payment due under this Note is not made within fifteen (15) days of its respective due date (the “Grace Period”). Any non-payment under this Note may be cured without imposition of any remedy by the Payee within fifteen (15) days following the expiration of the Grace Period. If any payment due under this Note shall not have been tendered within fifteen (15) days following the expiration of the Grace Period (a “Note Default”), and the Payee provides notice to Maker thereof, the Payee’s sole recourse and remedy in the event of an uncured Note Default shall be to have Maker immediately return to Payee acting on behalf  of the Recipients, that number of Surviving Company Membership Interests that represents three percent (3%) of the total fully-diluted amount of Surviving Company Membership Interests per every $500,000 in respect of which Maker did not cure its Note Default, but (ii) the Recipients of AVNG shall not be obligated to return any of the payments due under this Note previously tendered. Such three percent (3%) shall be pro-rated in respect of any partial payment tendered. For example, if there is an uncured Note Default and their remains an outstanding balance on the Note of $5,000,000, then Maker will return 30% of the Surviving Company Membership Interests to Payee as a result of this paragraph. Without the consent of Payee, on behalf of the Recipients, which consent may be withheld, delayed, denied, or conditioned in the sole and absolute discretion of Payee for any reason or for no reason, none of the Surviving Company Membership Interests that had been transferred to Maker in accordance with the provisions of the Merger Agreement (that is, 48% of the Surviving Company Membership Interests) and none of the Equity Consideration that had been transferred to (i) the Payee on behalf of the Recipients in accordance with the provisions of the Merger Agreement or (ii) the Consultants in accordance with the provisions of the Consulting Agreements shall be returned, or cancelled as applicable, to the respective transferor thereof.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Any forbearance of Payee in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Payee of partial payment of any sum payable hereunder before or after the Maturity Date shall not be a waiver of Payee’s right to either require prompt payment in full of the Note Amount on and after the Maturity Date or otherwise exercise any of Payee’s remedies hereunder or otherwise pursuant to applicable law for failure to make prompt payment.

If (A) the Maker or any of its subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing, or (B) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Maker, any of its subsidiaries or of all or a substantial part of the Maker’s or its subsidiaries’ property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Maker or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement, then such event(s) shall be an Event of Default hereunder and immediately and without notice, the then outstanding Note Amount shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any such Event of Default, the Payee may exercise any other right, power or remedy granted to Payee by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both. Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or after an Event of Default should this Note be placed in the hands of attorneys for collection upon default, the Maker agrees to pay on demand, in addition to all amounts due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorney’s fees and expenses.

All parties to this Note, whether Maker, principal, surety, guarantor, or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

Notwithstanding any other provision of this Note, all payments made hereunder shall be applied first to payment of sums payable hereunder other than the Note Amount, and secondly to the balance of the Note Amount.

3

Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Note shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the first paragraph of this Note (or at such other address for a party as shall be specified in a notice given in accordance with this section).

This Note is to be construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles. This Note shall be construed without regard to any presumption or rule requiring construction against the party causing this Note to be drafted.

The Maker, and the Payee by acceptance of this Note, hereby consents to the exclusive jurisdictions of the state courts of the State of New York in and for New York county, or the federal courts of the United States of America located in the Southern District of New York sitting in New York county, and any appellate court from any thereof, over any dispute arising out of or relating to this Note or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such dispute or any action or proceeding related thereto may be heard and determined in any such courts. The Maker, and the Payee by acceptance of this Note, hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Maker, and the Payee by acceptance of this Note, agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Maker, and the Payee by acceptance of this Note, agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

THE MAKER AND THE PAYEE BY ACCEPTANCE OF THIS NOTE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR CROSS-CLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.

This Note may not be assigned by the Payee without the Maker’s consent and may not be assigned by Maker without Payee’s prior written consent. Whenever Payee is referred to in this Note, such reference shall be deemed to include the permitted successors and assigns of Payee, and all covenants, provisions and agreements by or on behalf of Maker which are contained herein shall inure to the benefit of the successors and assigns of Payee. Whenever Maker is referred to in this Note, such reference shall be deemed to include the permitted successors and assigns of Maker.

IN WITNESS WHEREOF, the undersigned has executed this Note as of May [__], 2018.

MOBIQUITY TECHNOLOGIES, INC.

By:/s/ Dean Julia

Name: Dean Julia

Title:   Chief executive Officer

/s/ Deepankar Katyal

Deepankar Katyal, as Payee

4